Exhibit 99.1

                          Nasdaq: ASFI

FOR IMMEDIATE RELEASE

CONTACT:

Robert J. Michel, CFO

Asta Funding, Inc.

(201) 567-5648

ASTA FUNDING, INC. ADOPTS SHAREHOLDER RIGHTS PLAN

ENGLEWOOD CLIFFS, NEW JERSEY, August 24, 2012 — Asta Funding, Inc. (NASDAQ:ASFI) (the “Company”), a consumer receivable asset management and liquidation company, announced today that pursuant to its shareholder rights plan the Company has issued one preferred share purchase right for each of the Company’s common stock held by shareholders of record as of the close of business on September 3, 2012. Each Right will entitle the holder to purchase one one-thousandth of a share of Series A Preferred Stock that will be established by the Company, at an exercise price of $45.00 for one-thousandth of a preferred share. The preferred shares will be structured so that the value of one one-thousandth of a preferred share will approximate the value of one share of the Company’s common stock.

The Company stated that the purpose of the plan is to protect the long-term value of the Company for its shareholders and to protect shareholders from various unfair takeover tactics, including attempts to acquire control of the Company at an inadequate price. The plan is designed to give the Company’s Board of Directors sufficient time to study and respond to an unsolicited takeover attempt. Adoption of the plan was unanimously approved by the Company’s directors and was not in response to any specific attempt to acquire the Company or its shares, and the Company is not aware of any current efforts to do so.

The terms of the Rights Agreement provide for the Company’s shareholders of record at the close of business on September 3, 2012 to receive one right for each outstanding common share held. In general, the rights will become exercisable if a person or group acquires 20% or more of the Company’s common stock or announces a tender offer or exchange offer for 20% or more of the Company’s common stock.

Depending on the circumstances, the effect of the exercise of rights will vary. When the rights initially become exercisable, as described above, each holder of a Right will be allowed to purchase one one-thousandth of a share of a newly created series of the Company’s preferred shares at an exercise price of $45.00. However, if a person acquires 20% or more of the Company’s common stock in a transaction that was not approved by the Board of Directors, each right would instead entitle the holder (other than such an acquiring person) to purchase common stock at 50% of the market price of the Company’s common stock at that time.

The rights will expire on September 2, 2015. The Company may redeem the rights for $0.01 each at any time until the tenth business day following public announcement that a person or group has acquired 20% or more of its outstanding common stock.

The Company’s Board of Directors intends to solicit stockholder approval for the Rights Plan at the next annual meeting of stockholders of the Company (the “Rights Plan Proposal”). If the Rights Plan Proposal does not receive the affirmative vote of the majority of shares present in person or represented by proxy at a meeting of stockholders duly called for such purpose and entitled to vote on the matter, then the Rights Plan will automatically terminate. Otherwise, under the Rights Plan’s terms, it will expire at the close of business on September 2, 2015.

A summary of the Rights Agreement will be included in a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

Based in Englewood Cliffs, NJ, Asta Funding, Inc., is a leading consumer receivable asset management company that specializes in the purchase, management and liquidation of performing and non-performing consumer receivables. For additional information, please visit our website at http://www.astafunding.com.

The Asta Funding, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8464

All statements in this news release other than statements of historical facts, including without limitation, statements regarding our future financial position, business strategy, budgets, projected revenues, projected costs, and plans and objective of management for future operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expects,” “intends,” “plans,” “projects,” “estimates,” “anticipates,” or “believes” or the negative thereof, or any variation thereon, or similar terminology or expressions. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Important factors which could materially affect our results and our future performance include, without limitation, our ability to purchase defaulted consumer receivables at appropriate prices, changes in government regulations that affect our ability to collect sufficient amounts on our defaulted consumer receivables, our ability to employ and retain qualified employees, changes in the credit or capital markets, changes in interest rates, deterioration in economic conditions, negative press regarding the debt collection industry which may have a negative impact on a debtor’s willingness to pay the debt we acquire, potential regulation or limitation of interest rates and other fees advanced by Pegasus under federal and/or state regulation, a change in statutory or case law which limits or restricts the ability of Pegasus to charge or collect fees and interest at anticipated levels, plaintiff ’s being unsuccessful in whole or in part in the litigation upon which our funds are provided, the continued services of the senior management of Pegasus to source and analyze cases in accordance with the underwriting guidelines of Pegasus, and statements of assumption underlying any of the foregoing, as well as other factors set forth under “Item 1A. Risk Factors” in our annual report on Form 10-K for the year ended September 30, 2011 and other filings with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing. Except as required by law, we assume no duty to update or revise any forward-looking statements. Our reports filed with the Securities and Exchange Commission are available free of charge through our website at http://www.astafunding.com.